Exhibit 99.1

Premiere Global Services Furthers Its Strategic Evolution

Company Announces Management Changes

ATLANTA--(BUSINESS WIRE)--Premiere Global Services, Inc. (NYSE: PGI), a global provider of on-demand, communication technologies-based business process improvement solutions, today announced that Lee Provow will step down as President, Global Operations effective June 30, 2008, to pursue other interests. At that time, the Company’s Chief Technology Officer, David Guthrie, will assume the majority of Mr. Provow’s responsibilities.

“Lee has been a significant contributor to our success over the last three years, as we have executed our plan to unify our Company and more tightly align our resources in support of our goal of increasing our customer value and market opportunities,” said Boland T. Jones, Founder, Chairman and CEO of Premiere Global Services, Inc. “Today, we have a vertical leadership structure, a unified product suite, an integrated sales force and a single, global view of our customers. We believe our current business momentum, our significantly improved financial results and the increasing adoption of our PGi Communications Operating System by leading companies around the world illustrate that our strategy is working. We thank Lee for his many contributions to our success, and we wish him the very best as he opens this exciting new chapter in his life.”

About Premiere Global Services, Inc.

Premiere Global Services, Inc. is a global provider of on-demand, communication technologies-based business process improvement solutions. Our Premiere Global Communications Operating System supports business applications within the following solution sets: Conferencing & Collaboration, Desktop Document Solutions, Enterprise Document Solutions, Notifications & Reminders, and eMarketing.

Headquartered in Atlanta, Georgia, and with presence in 23 countries worldwide, Premiere Global delivers solutions to an established customer base of over 50,000 companies, including nearly 95% of the Fortune 500. Additional information can be found at PremiereGlobal.com.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Premiere Global Services' forward-looking statements, including, but not limited to, the following factors: competitive pressures, including pricing pressures; technological change; the development of alternatives to our services; market acceptance of our new services and enhancements; integration of acquired companies; service interruptions; increased financial leverage; our dependence on our subsidiaries for cash flow; continued weakness in our legacy broadcast fax business; foreign currency exchange rates; possible adverse results of pending or future litigation or infringement claims; federal or state legislative or regulatory changes, including government regulations applicable to traditional telecommunications service providers; general domestic and international economic, business or political conditions; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited to the "Risk Factors" sections of our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

CONTACT:
Premiere Global Services, Inc.
Investor Calls
Sean O’Brien, 404-262-8462
Senior Vice President
Strategic Planning & IR